SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders
Special meetings of shareholders of Credit Suisse International Focus Fund, Inc. were held on May 2, 2003 and May 16, 2003. The results of the votes tabulated at the special meetings are reported below. To modify the fundamental investment restriction on borrowing money:
For 		14,421,607 shares
Against 	1,299,957 shares
Abstain 	932,725 shares
To modify the fundamental investment restriction on lending:
For 		14,423,010 shares
Against 	1,295,300 shares
Abstain 	935,980 shares
To modify the fundamental investment restriction on real estate investments:
For 		14,480,813 shares
Against 	1,235,547 shares
Abstain 	937,929 shares
To remove the fundamental investment restriction on margin transactions:
For 		14,269,391 shares
Against 	1,443,246 shares
Abstain 	941,653 shares
To remove the fundamental investment restriction on investments in oil, gas and mineral programs:
For 		14,454,662 shares
Against 	1,250,891 shares
Abstain 	948,736 shares
To change the Fund's investment objective from fundamental to non-fundamental:
For 		14,060,023 shares
Against 	1,650,499 shares
Abstain 	943,767 shares
To amend the charter to allow involuntary redemptions:
For 		14,216,732 shares
Against 	1,418,156 shares